UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2012

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive Redwood City, CA 94063		94063
(Address of Principal Executive Offices)		(Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 7, 2012, the Board of Directors of Codexis, Inc. (the “Company”) appointed Brian Dowd, currently the Company’s Vice President and Controller, as principal financial officer, principal accounting officer and interim Chief Financial Officer.

Mr. Dowd, age 45, has served as the Company’s Vice President and Controller since joining the Company in June 2007. From September 2003 to June 2007, Mr. Dowd was the Assistant Corporate Controller of VeriFone Holdings, Inc., a publicly held global technology provider facilitating electronic payment transactions at the point of sale. From January 2001 to September 2003, Mr. Dowd was a consultant with Robert Half Management Resources, a publicly held accounting and finance consulting firm. Between 1997 and January 2001, Mr. Dowd served as the Chief Financial Officer for several public and privately-held companies. Mr. Dowd received a B.S. in Business, Accounting and Finance from California Polytechnic State University at San Luis Obispo and is a Certified Public Accountant.

In connection with his appointment as principal financial officer, principal accounting officer and interim Chief Financial Officer, Mr. Dowd is entering into an indemnification agreement with the Company in the form entered into between the Company and its directors, officers and certain employees, as filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-164044), effective April 21, 2010.

Also in connection with Mr. Dowd’s appointment as principal financial officer, principal accounting officer and interim Chief Financial Officer, on March 7, 2012, the Compensation Committee of the Company’s Board of Directors (the “Committee”) provided for Mr. Dowd to receive a monthly stipend of $5,000, subject to applicable withholding obligations and deductions, for as long as Mr. Dowd continues to serve as interim Chief Financial Officer. In addition, on the first day of each month commencing April 1, 2012 and ending September 1, 2012, subject to Mr. Dowd’s continuous service as interim Chief Financial Officer, he will be granted that number of restricted stock units calculated by dividing $5,000 by the closing trading price of the Company’s common stock on such date or, if such date is not a trading day, the closing trading price of the Company’s common stock on the immediately preceding trading day. Each grant of restricted stock units will vest in full on February 10, 2013, subject to Mr. Dowd’s continuous service to the Company through the vesting date. In the event of Mr. Dowd’s involuntary termination of employment with the Company for other than cause, subject to Mr. Dowd providing a general release of claims against the Company, the vesting of the restricted stock units will fully accelerate.

(e) On March 7, 2012, the Committee provided for Peter Strumph, the Company’s interim President and Chief Executive Officer, to receive a monthly stipend of $10,000, subject to applicable withholding obligations and deductions, for as long as Mr. Strumph continues to serve as interim President and Chief Executive Officer. In addition, on the first day of each month commencing April 1, 2012 and ending September 1, 2012, subject to Mr. Strumph’s continuous service as interim President and Chief Executive Officer, he will be granted that number of restricted stock units calculated by dividing $10,000 by the closing trading price of the Company’s common stock on such date or, if such date is not a trading day, the closing trading price of the Company’s common stock on the immediately preceding trading day. Each grant of restricted stock units will vest in full on February 10, 2013, subject to Mr. Strumph’s continuous service to the Company through the vesting date. In the event of Mr. Strumph’s involuntary termination of employment with the Company for other than cause, subject to Mr. Strumph providing a general release of claims against the Company, the vesting of the restricted stock units will fully accelerate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2012

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and Secretary